EXHIBIT 10.24
                               LICENSE AGREEMENT

     THIS AGREEMENT dated and effective as of May 23, 1996, by and between REMINGTON CORPORATION, L.L.C., a Delaware limited liability company, with a principal place of business at 60 Main Street, Bridgeport, CT (the "LICENSOR") and REMINGTON PRODUCTS COMPANY, L.L.C., a Delaware Corporation with a principal place of business at 60 Main Street, Bridgeport, CT (the "LICENSEE").

                              W I T N E S S E T H:

     WHEREAS, Remington Licensing Corporation ("RLC") is the registered proprietor of certain trademarks with respect to certain goods, and LICENSOR is the registered proprietor of certain trademarks with respect to certain other goods and is the registered proprietor of certain patents.

     WHEREAS, the LICENSOR is licensed to use, and has the right to sub-license use of, those trademarks registered in the name of RLC pursuant to the terms of a Trademark Settlement Agreement between Remington Products, Inc. and Remington Arms Company dated December 5, 1986 (the "RAC Agreement"), Remington Products, Inc.'s interest in which has been assigned to LICENSOR.

     WHEREAS, LICENSEE desires to obtain the right to use certain trademarks and patents in connection with the manufacture, marketing and distribution of LICENSEE's products; and

     WHEREAS, LICENSOR is willing to grant such rights to LICENSEE upon the terms and conditions set forth below.

     NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and conditions herein contained, the parties hereby agree as follows:

I. DEFINITIONS

     For purposes of this Agreement, unless the context otherwise requires, the following terms shall have the meanings set forth below:

     1.01 "Contract Period" means the period beginning on the date set forth above and ending on December 31, 1997, and any applicable renewal period.

     1.02 "Contract Year" means the calendar year.

     1.03 "Licensed Patents" mean the patents and patent applications set forth in Exhibit A attached hereto as the same may from time to time be amended in accordance with Section 7.05 hereof, including all divisions, continuations, continuations-in-part, reissues, and extensions of any of the foregoing patents.

     1.04 "Licensed Products" mean all products of LICENSEE which have any Licensed Trademark affixed or attached thereto in any manner or which are advertised, promoted or sold in connection with any Licensed Trademark and/or which incorporate or are made in accordance with one or more of the inventions covered by the Licensed Patents.

     1.05 "Licensed Trademarks" mean the trademarks and trademark applications, service marks, trade and business names, brand names and logos owned by LICENSOR set forth in Exhibit B attached hereto as the same may from time to time be amended in accordance with Section 7.05 hereof and the Sub-licensed Trademarks.

     1.06 "Sub-licensed Trademarks" means the trademarks and trademark applications licensed by LICENSOR from RLC as set out on Exhibit C hereto, as the same may from time to time be amended in accordance with Section 7.05 hereof.

     1.07 "Territory" means world-wide.

II. GRANT OF LICENSE

     2.01 Subject to all the terms and conditions of this Agreement, LICENSOR hereby grants to LICENSEE a non-exclusive right and license:

     (a) to use the Licensed Trademarks within the Territory during the Contract Period in connection with, and only with, making, using, selling, advertising, promoting, distributing, servicing and repairing small electrical appliances and accessories (whether electrical or not) therefore and the operation of retail stores (but, with respect to the Sub-licensed Trademarks, only to the extent of LICENSOR's right and license to use those Sub-licensed Trademarks under the RAC Agreement); and

     (b) to use the name and Licensed Trademark "Remington" in its corporate name during the Contract Period; and

     (c) to make, have made, use and sell products incorporating or made in accordance with one or more of the Licensed Patents.

     2.02 LICENSEE shall have the right to further sub-license any of the rights or license herein granted provided that:

     (a) any sub-licensee shall be expressly subject to all of the applicable terms and conditions of this Agreement;

     (b) the sub-licensee shall be an entity 51% or more of the equity interest of which is owned, directly or through one or more intermediaries, by LICENSEE and that is otherwise controlled by LICENSEE; or the sub-license is otherwise reasonably necessary for the conduct of LICENSEE's business;

     (c) the sub-licensee shall have no right to assign, transfer or further sub-license any Licensed Trademarks or rights under any Licensed Patent, except to companies and/or organizations which distribute their Licensed Products, for the purposes of those distribution arrangements; and

     (d) the sub-license (whether granted by LICENSEE to any person or by a sub-licensee to a distributor of its Licensed Products) shall be in a form approved by the LICENSOR.

III. LICENSEE'S OBLIGATIONS

     3.01 LICENSEE undertakes and agrees to use the Licensed Trademarks on, and in connection with, the Licensed Products in accordance with the quality control provisions set forth in Articles IV and V and the other terms set forth in this Agreement.

     3.02 LICENSEE agrees to maintain at its expense, the registrations of the Licensed Trademarks (other than Sub-licensed Trademarks registered in the name of RLC which shall be maintained under and in accordance with the RAC Agreement) and Licensed Patents respecting the Licensed Products in the Territory as required under Article VIII of this Agreement, and LICENSOR shall provide such reasonable assistance as is required for such maintenance.

     3.03 LICENSEE, at its own expense, will be responsible for the preparation, execution and filing of all documents in connection with registrations of LICENSEE as a "permitted user" or "registered user" of the Licensed Trademarks, as required under applicable laws. LICENSOR shall cooperate where necessary with LICENSEE in the preparation, execution and filing of such instruments or other documents as may be required to give effect to this License in any country within the Territory.

IV. ROYALTIES

     4.01 As consideration for the rights granted to LICENSEE under this Agreement, LICENSEE shall pay to LICENSOR an annual royalty equal to the sum of
(a) three per cent (3%) of the net sales of Licensed Products by LICENSEE as reflected in LICENSEE's year end audited consolidating financial statements; and
(b) one per cent (1%) of the net sales of Licensed Products by LICENSEE's sub-licensees appointed under this Agreement as reflected in LICENSEE's year end audited consolidating financial statements.

     4.02 LICENSEE shall maintain all records reasonably necessary to substantiate calculation of royalties payable under this Agreement, including without limitation (i) copies of all audited consolidating financial statements; and (ii) records of all sub-licenses granted under the Licensed Trademarks and Licensed Patents.

     4.03 Within thirty (30) days of LICENSEE's auditor signing off on its year end audited consolidating financial statements, LICENSEE shall provide a copy of such financial statements to LICENSOR together with a check for royalties due under this Agreement for the preceding financial year. Royalties shall be payable in United States dollars without withholdings for taxes or other charges.

     4.04 LICENSOR will have the right, not more than once annually and upon reasonable prior written notice to LICENSEE, to inspect LICENSEE's books and records for the purposes of substantiating royalties paid and payable, and LICENSEE will give LICENSOR reasonable access during normal business hours to its premises for the purpose of such inspections, provided such inspections do not unreasonably interfere with normal operations.

V. MANNER AND METHOD OF USE

     5.01 LICENSEE shall use the Licensed Trademarks in the form or manner which from time to time may be prescribed by LICENSOR, and in any event in a manner and form consistent with those standards generally established and maintained by LICENSOR or Remington Products Company, a Delaware general partnership ("RPC"). LICENSEE shall submit to LICENSOR, upon LICENSOR's reasonable request, samples of LICENSEE's uses of the Licensed Trademarks, including, without limitation, use of Licensed Trademarks on Licensed Products and on packaging and advertising material for any Licensed Product.

     5.02 If LICENSOR provides LICENSEE with objections to any specimens on the ground that LICENSEE's use of the Licensed Trademarks does not meet the quality standards as set forth herein or as may be reasonably prescribed by LICENSOR, LICENSEE shall make modifications to any such specimens or materials necessary to satisfy LICENSOR's reasonable objections. The failure of LICENSOR to respond to any request submitted to it by LICENSEE for approval within fifteen (15) business days after

LICENSOR's receipt from LICENSEE of any such request shall be deemed to be LICENSOR's consent thereto.

     5.03 LICENSEE shall comply with all applicable laws and regulations and all requests from LICENSOR pertaining to the proper use and designation of trademarks and patents and with all applicable laws and regulations with respect to manufacture of Licensed Products and packaging Licensed Products for each country in which Licensed Products are sold by or with the consent of LICENSEE.

     5.04 Under no circumstances during or after the Contract Period shall LICENSEE use any Licensed Trademark, or any terms which are confusingly similar thereto, as part of another name or trademark or in any other manner, except as provided herein.

     5.05 LICENSEE will take all steps reasonably necessary to avoid endangering the validity of the Licensed Trademarks, and will promptly notify LICENSOR in writing of any use or application to register by any other party of any name or mark which is confusingly similar to the Licensed Trademarks applied for or used in connection with Licensed Products and of any other infringement of the rights of LICENSOR therein which may come to LICENSEE's attention. Without limiting LICENSEE'S rights and obligations as set forth in Article VII, LICENSEE will render without charge to LICENSOR such assistance to LICENSOR with respect to maintenance and protection of the Licensed Trademarks and Licensed Patents as LICENSOR may request. VI. QUALITY CONTROL

     6.01 LICENSEE agrees and covenants to maintain standards of quality for its products and services in the appliance business consistent with those standards generally established and maintained by LICENSOR or RPC, for its Licensed Products and, without limiting the foregoing, shall maintain standards of quality for Licensed Products which maintain the good reputation of the Licensed Trademarks. LICENSEE will cooperate with LICENSOR in all respects to maintain these standards of quality for Licensed Products and the good reputation of the Licensed Trademarks.

     6.02 Without limiting Section 6.01, for all Licensed Products heretofore sold by LICENSOR, LICENSEE will generally adhere to the written specifications and quality control standards previously maintained by LICENSOR or RPC ("Specifications"). LICENSEE may modify Specifications for Licensed Products from time to time provided that any such modifications are not likely to substantially affect the quality of the Licensed Products. Regarding any new or altered products for which LICENSEE proposes to use the Licensed Trademarks and as to which LICENSOR's current specifications and standards do not apply, LICENSEE shall submit to LICENSOR an Underwriters Laboratories Certification (in the case of Licensed Products to be marketed in the United States) or other similar electrical certification (in the case of Licensed Products to be marketed in other countries) evidencing that such Licensed Product has been inspected and approved by the relevant authorities of that country and will bear the appropriate seal or approval statement on packaging. In the event that such electrical certification is not required in order to market a Licensed Product, LICENSEE shall submit the written product specifications for such product. LICENSEE shall also submit to LICENSOR, at least once a year, written specifications and standards for each such new or altered product LICENSEE is then selling under the Licensed Trademarks (which shall become part of the

Specifications) and a sample product. The foregoing requirements shall not apply to new or altered packaging for the Licensed Products, provided that LICENSEE in all cases shall use the Licensed Trademarks on such packaging only in accordance with the terms of this Agreement.

     6.03 LICENSOR will have the right, not more than twice annually and upon reasonable prior written notice to LICENSEE, to require LICENSEE to provide additional samples of any Licensed Product or packaging or advertising material for any Licensed Product and/or to inspect LICENSEE's equipment, products, and other materials bearing the Licensed Trademarks, and LICENSEE will give LICENSOR reasonable access during normal business hours to its premises for the purpose of such inspections provided such inspections do not unreasonably interfere with normal operations.

     6.04 If it is determined by LICENSOR that any of the Licensed Products sold or to be sold by LICENSEE hereunder do not comply with the Specifications or other approved standards, LICENSOR shall notify LICENSEE thereof explaining its position. Upon receipt of such notice, LICENSEE shall investigate to determine all facts related to such deficiency and take all steps necessary to correct such deficiency and to prevent the re-occurrence thereof. LICENSEE shall provide a written report thereon to LICENSOR, and LICENSEE, within thirty (30) days after receipt of notice from LICENSOR, shall fully cure such deficiency, or if such deficiency is not capable of being cured within such thirty (30) days, to continue diligently and in good faith to cure until such deficiency is corrected and provide to LICENSOR, in writing, the details thereof.

     6.05 LICENSOR does not make, and shall not be deemed to have made, any warranties or indemnities of any nature whatsoever with respect to any product manufactured, sold or used by LICENSEE or the product specifications and standards referred to herein. WITHOUT LIMITING THE FOREGOING, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR NON-INFRINGEMENT.

     6.06 LICENSEE acknowledges that LICENSOR has an overriding interest in protecting the reputation of the Licenced Trademarks. Accordingly, if LICENSEE, at any time, has reason to believe that any Licensed Product is materially mislabeled or does not conform to applicable labeling or manufacturing requirements or presents any threat to the public health or safety, or is otherwise not in full conformity with all applicable laws and has been released into the stream of commerce (each such occurrence being a "Product Event"), LICENSEE shall immediately notify LICENSOR of the facts giving rise to such belief. Similarly, LICENSEE shall, immediately upon its becoming aware thereof, notify LICENSOR of any actual, threatened or proposed action by any governmental agency, consumer or environmental group, media or other organization directed at removing any quantity of any Licensed Product from any market (in each case "Third Party Action"). In all such cases, LICENSEE shall closely coordinate with LICENSOR with respect to any actions LICENSEE proposes to take or permit and with respect to all public statements with respect thereto. All costs and expenses relating to any Product Event or Third Party Action or to any recall or retrieval of Licensed Products shall be borne by LICENSEE.

VII. RIGHTS IN TRADEMARKS, PATENTS AND OTHER INTELLECTUAL PROPERTY

     7.01 LICENSEE agrees that it will not, during the Contract Period or thereafter, file any application for trademark registration or otherwise obtain or attempt to obtain ownership of any name, design, logo, or trademark or trade name within the Territory which includes or is confusingly similar to the Licensed Trademarks, or which is intended to make reference to the Licensed Trademarks, except as permitted under Section 7.04 or when otherwise requested to by LICENSOR to file any trademark application in LICENSOR'S name in furtherance of this Agreement.

     7.02 LICENSEE agrees that it will not, directly or indirectly, challenge or contest LICENSOR's (or in the case of Sub-licensed Trademarks, RLC's) ownership of and rights in any Licensed Trademarks, whether for the Licensed Products or otherwise, or LICENSOR'S rights to or the validity of any Licensed Patent, or the validity of this Agreement.

     7.03 All use of the Licensed Trademarks by LICENSEE and all goodwill generated thereby shall inure to the benefit of LICENSOR (or in the case of Sub-licensed Trademarks registered in the name of RLC, to RLC), and LICENSEE shall acquire no rights therein adverse to LICENSOR. LICENSEE shall, at any time when requested by LICENSOR to do so, whether during the term of this Agreement or thereafter, at LICENSOR'S expense, execute such documents or applications as requested by LICENSOR in order to confirm LICENSOR's (or RLC's) ownership of all such rights or to maintain the validity of the Licensed Trademark or obtain or maintain registrations thereof for the class or classes applicable to the Licensed Products herein.

     7.04 Any copyright which may arise in any materials created by or for LICENSEE, which includes any Licensed Trademark, shall be the property of LICENSOR. However, LICENSEE shall have the right, to the extent necessary in exercising its rights as a LICENSEE hereunder, to use and permit sub-licensees to use, such material during the term of this Agreement in the Territory.

     7.05 Without limiting the foregoing provisions of Article VII, LICENSOR and LICENSEE may agree in writing from time to time to add certain trademarks, trademark applications, service marks, trade or business names, brand names or logos to Exhibit B as Licensed Trademarks and/or to add certain patents or patent applications to Exhibit A as Licensed Patents, and Exhibit A and/or B as the case may be shall be deemed to have been so amended from the date of the parties reaching such agreement. If LICENSOR becomes licensed to use any additional trademarks under the RAC Agreement, such trademarks shall be deemed to have been added to Exhibit C as Sub-licensed Trademarks.

VIII. INFRINGEMENT AND MAINTENANCE OF LICENSED TRADEMARKS AND
      LICENSED PATENTS

      8.01 LICENSEE shall have the right to, and where requested to do so by LICENSOR shall, protect and maintain, at its own expense, the Licensed Trademarks. Protection and maintenance of Licensed Trademarks includes, but is not limited to, filing and, prosecuting applications for trademark registrations and maintaining and renewing registrations, and filing and prosecuting litigation and other proceedings against other marks it deems confusingly similar to the Licensed Trademarks and opposing applications for trademark or service mark registrations; provided that with respect to Sub-licensed

Trademarks, all such actions shall be taken in accordance with the requirements of the RAC Agreement. LICENSOR shall cooperate with LICENSEE in all of the foregoing or other like efforts.

     8.02 LICENSEE shall have the right to, and where requested to do so by LICENSOR shall, protect and maintain, at its own expense, the Licensed Patents. Protection and maintenance of Licensed Patents includes, but is not limited to, prosecution of all patent applications presently pending as set forth on Exhibit A so that patents may issue, without delay, to benefit the parties hereto and shall have the right to select other countries in which corresponding or other patent applications shall be filed and shall pay all costs and expenses in connection with such foreign filing, filing patent applications for any inventions made by LICENSEE in the course of exercising rights under this Agreement, maintaining registrations for issued patents, filing and prosecuting litigation and other proceedings against actions it deems to infringe any Licensed Patent, opposing applications for patents. LICENSOR shall cooperate with LICENSEE in all of the foregoing or other like efforts. LICENSEE shall pay the entire cost for the maintenance fees or taxes levied on all Licensed Patents.

     8.03 LICENSOR and LICENSEE agree to notify each other promptly if either party receives notice of:

     (a) any use of or claim to any trademark, service mark, trade or business name, brand name or logo, or of any use of, or application for, or registration of, a trademark or service mark that is confusingly similar to the Licensed Trademarks, or

     (b) any acts of infringement or unfair competition involving any such name or mark;

     (c) any acts of infringement or unfair competition involving any Licensed

Patent

     (d) any allegations that the use of any Licensed Trademark or practice of any Licensed Patent by LICENSOR or LICENSEE infringes or is otherwise violative of the proprietary or other rights, including rights relating to unfair competition, of any other person.

     8.04 If LICENSOR and LICENSEE agree to joint participation in any infringement suit or other action concerning any Licensed Trademark or Licensed Patent, the respective responsibilities of the parties, and their contributions to the costs thereof and participation in any recoveries, will be agreed upon in writing prior to undertaking such action.

     8.05 LICENSOR shall not be obligated to defend or save harmless LICENSEE against any suit, action, proceeding, damages, expense, claim, liability or demand (herein collectively referred to as "action") based on actual or alleged infringement of any patent, copyright, trademark or any unfair trade practice resulting from the exercise or use of any right or license granted by this Agreement. Nevertheless, LICENSEE shall promptly notify, in writing, LICENSOR of any such action.

IX. INDEMNITY

     9.01 LICENSEE agrees to protect, indemnify and save harmless LICENSOR, its subsidiaries and affiliates and all officers, directors, agents, employees and representatives thereof, and any of them, from and against any and all expenses, damages, claims, suits, actions, judgments and costs whatsoever, including reasonable attorneys fees, arising out of, or in any way connected with, any claim or action for the violation by LICENSEE of any statutory or regulatory obligation, any claim or action for injury or damage to property, personal injury, death or other cause of action involving alleged defects in Licensed Products, and any other claim or action arising out of LICENSEE's activities pursuant to this Agreement or other conduct of its business.

     9.02 LICENSEE shall, within thirty (30) calendar days after the execution of this Agreement, obtain from an "A+" rated insurance company and to continue in force during the Contract Period AND THEN for a period of twenty-four (24) months following the expiration or termination of the Contract Period, public and products liability insurance with a limit of liability of not less than one million ($1,000,000) U.S. dollars per occurrence in order to protect LICENSOR against any liabilities with which it may be charged because of damage or injuries suffered by any servants, agents, contractors, employees or customers of LICENSEE or by the general public, resulting from the use or sale of the Licensed Products imported, manufactured, distributed, advertised, or sold by LICENSEE or by LICENSEE's contractor. LICENSEE agrees to cause the names of LICENSOR and LICENSOR's designee to be entered in such policy as an additional named insured and to deliver to LICENSOR a certificate thereof. Said insurance shall provide that it cannot be canceled, modified or surrendered, without the insurer first giving LICENSOR twenty (20) calendar days' advance written notice thereof. LICENSEE shall furnish or cause to be furnished to LICENSOR evidence of the maintenance and renewal of the insurance required herein, including, but not limited to, copies of policies, certificates of insurance, with applicable riders and endorsements, and proof of premium payments.

X. TERM

     10.01 This Agreement shall commence on the date hereof and shall continue until December 31, 1997 after which the Agreement shall be automatically renewed for successive periods of two (2) years each thereafter unless LICENSOR terminates this Agreement by sending written notice of its intention to do so at least thirty (30) days prior to the expiration of the initial or applicable renewal period. This provision shall not affect the right of either party as set forth under Article XIV hereof.

XI. DEFAULT; TERMINATION

     11.01 LICENSOR shall have the right to terminate this Agreement upon ten
(10) days prior notice upon the occurrence of any of the following events:

     (a) If LICENSEE shall become insolvent or shall make an assignment for the benefit of creditors or become involved in receivership, bankruptcy or other insolvency or debtor relief proceedings, or any similar proceedings, or in proceedings, voluntary or forced whereby it is limited in the free and unrestrained exercise of its own judgment as to the carrying out of the terms of this agreement;

     (b) If LICENSEE shall cease to do business;

     (c) If LICENSEE shall attempt to assign any of its rights under this Agreement except pursuant to Article XIV; or

     (d) In the event that this Agreement is held invalid or unenforceable by the determination of any government agency or any court of competent jurisdiction.

     11.02 Notwithstanding clause 14.01, no assignee for the benefit of creditors, receiver, liquidator, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of LICENSEE's assets or business, shall have any right to continue performance of this Agreement, and this Agreement may not be assigned by operation of law.

     11.03 Failure to terminate this Agreement pursuant to this Article XI shall not effect or constitute a waiver of any remedies the non-defaulting party would have been entitled to demand in the absence of this section, whether by way of damages, termination or otherwise. Termination of this Agreement shall be without prejudice to the rights and liabilities of either party to the other in respect of any matter arising under this agreement.

XII. RIGHTS AFTER TERMINATION

     12.01 From and after the termination of the Contract Period, whether because of default or otherwise, all of the rights of LICENSEE to the use of the Licensed Trademarks and Licensed Patents shall, except as hereinafter expressly provided, cease absolutely, and LICENSEE shall not thereafter make, use, sell, advertise, promote, distribute or sell any item whatsoever in connection with the Licensed Trademarks or Licensed Patents. Without limiting the foregoing, immediately upon termination of this Agreement, LICENSEE shall change its corporate name to exclude the word and trademark Remington and, if such action cannot be taken immediately upon termination, LICENSEE hereby agrees to do business under a tradename which does not include the word and trademark Remington from termination until such time as its corporate name has been changed.

     12.02 Any Licensed Products that may have been manufactured by or for LICENSEE prior to the expiration of the Contract Period may be sold by LICENSEE on a non-exclusive basis during the one hundred eighty (180) day period next following the date of termination, provided that LICENSEE shall have no such rights unless:

     (a) LICENSEE is not in default of any of its obligations hereunder on the date of termination,

     (b) Within ten (10) days after the date of termination, LICENSEE shall furnish to LICENSOR a written statement of the number and description of Licensed Products actually in stock on the date of termination, and

     (c) The number of Licensed Products which LICENSEE can sell during the one hundred eighty (180) calendar day period cannot exceed the average amount of Licensed Products sold by LICENSEE during the two six-month periods in the Contract Year immediately preceding the Contract Year in which this Agreement terminates and shipment of all Licensed Products sold pursuant to this LICENSEE
Section 12.02 must be completed during the one hundred eighty (180) calendar day period.

     12.03 Sixty (60) days before the expiration of the Contract Period, and in the event of its termination, ten (10) days after receipt of notice of termination or the happening of the event which terminates this Agreement where no notice is required, a statement showing the number and description of Licensed Products on hand or in process shall be furnished by LICENSEE to LICENSOR. LICENSOR shall have the right to take a physical inventory to ascertain or verify such inventory and statement, and refusal by LICENSEE to submit to such physical inventory by LICENSOR shall forfeit LICENSEE's right to dispose of such inventory, LICENSOR retaining all other legal and equitable rights LICENSOR may have in the circumstances.

     12.04 Upon termination, LICENSEE shall assign all sub-licenses granted hereunder to LICENSOR or terminate such sub-licenses, in either case with effect from termination of this Agreement. XIII. NOTICE

     All notices, requests, demands, waivers and other communications required or permitted to be given in this Agreement shall be in writing and shall be deemed to have been given if delivered personally, by reputable overnight courier or by facsimile transmission (receipt of which is confirmed):

Any notice sent to LICENSOR shall be addressed as follows:

            Remington Corporation, L.L.C.
            60 Main Street
            Bridgeport, CT 06604

            Attention: Vice President and General Counsel
            Facsimile: 203-366-7707

Any notices sent to LICENSEE shall be addressed as follows:

            Remington Products Company, L.L.C.
            60 Main Street

            Bridgeport, CT 06604

            Attention: Vice President and General Counsel
            Facsimile: 203-366-7707

XIV.  ASSIGNMENT

      14.01 This Agreement all of the provisions hereof shall be binding upon and shall inure to the benefit of LICENSOR and LICENSEE and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by LICENSEE, without the consent of LICENSOR; provided, however, that LICENSEE may assign this Agreement without the consent of LICENSOR in connection with the merger or consolidation of LICENSOR with any other entity or in connection with the sale or transfer of substantially all of the assets and liabilities of LICENSEE.

XV. JOINT VENTURE

     This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between LICENSOR and LICENSEE. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third person.

XVI. MISCELLANEOUS

     16.01 Section headings contained herein are solely for the purpose of aiding in speedy location of subject matter and are not in any sense to be given weight in the construction of this agreement. Accordingly, in case of any question with respect to the construction of this agreement, it is to be construed as though such section headings had been omitted.

     16.02 This writing constitutes the entire Agreement between the parties hereto and may not be changed or modified except by a writing signed by the party or parties to be charged thereby.

     16.03 This Agreement shall be governed by and construed according to the law of the State of Connecticut.

     16.04 This instrument shall not be considered to be an agreement or contract nor shall it create any obligation whatsoever on the part of LICENSOR and LICENSEE, or either of them, unless and until it has been signed by a representative of LICENSOR and by a representative of LICENSEE and delivery has been made of a fully signed original.

     16.05 The failure of either party at any time or times to demand strict performance by the other of any of the terms, covenants or conditions set forth herein shall not be construed as a continuing waiver or relinquishment thereof and each may at any time demand strict and complete performance by the other of said terms, covenants and conditions.

     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the date first set forth above.

REMINGTON CORPORATION, L.L.C.             REMINGTON PRODUCTS COMPANY,  L.L.C.

BY:  /s/ Allen S. Lipson                  BY:  /s/ Allen S. Lipson
     ---------------------------               -----------------------------
Title: Vice President                     Title: Vice President